EXHIBIT 99

At MedicalCV, Inc.:	At Padilla Speer Beardsley:
Jules Fisher	Tony Carideo/Shawn Brumbaugh
Chief Financial Officer	(612) 455-1700
(651) 452-3000	tcarideo@psbpr.com
www.medcvinc.com	sbrumbaugh@psbpr.com

FOR IMMEDIATE RELEASE

MEDICALCV REPORTS 2003 FOURTH-QUARTER AND FULL-YEAR RESULTS
Company reports strong gains in gross margins, sales increased 32 percent in the quarter

MINNEAPOLIS, June 12, 2003—MedicalCV, Inc. (OTC Bulletin Board: MDCVU), a heart valve manufacturer, today reported net sales for the fourth quarter ended April 30, 2003, of $1,023,835, up 32 percent compared to $774,722 in the fourth quarter of 2002. The fourth-quarter net loss was $918,299 or $0.12 per share, compared to a net loss of $1,455,227, or $0.19 per share, in the same period last year. MedicalCV’s fourth-quarter gross profit margin improved to 58.7 percent from 26.0 percent in the same period last year due primarily to achieving additional manufacturing efficiencies, a key priority for the company over the last 18 months. The company’s full-year gross margin was 45.3 percent, up from 29.3 percent in fiscal year 2002.

For the 12-month period, net sales totaled $3,135,041, up 5.2 percent over $2,982,198 in net sales recorded in fiscal year 2002. Planned increases in sales and marketing expenses were the principal reason for an increase in MedicalCV’s net loss for the year of $4,667,709, or $0.60 per share, compared with a net loss of $4,297,665, or $0.62 per share, in fiscal year 2002.

“MedicalCV continued to make notable progress during both our fourth quarter and the second half of the year,” said Blair Mowery, MedicalCV’s president and chief executive officer. “We experienced continued sales growth and strong improvement in our gross margins. We’re beginning to experience acceptance of our core product consistent with our expectations — the Omnicarbon® heart valve — in the U.S. market. Surgeons are impressed with the very low complication rate for our valve, which was demonstrated in our PMA (premarket approval) filing with the FDA as well as in numerous peer-reviewed studies.”

Fourth Quarter Highlights

•      Sales growth and continued improvement in our gross margin were driven by significant increases in sales in key European markets and continued progress in introducing the Omnicarbon valve into additional U.S. hospitals.

•      Progress continued towards the launch of the Northrup Universal Annuloplasty System™. The company announced an exclusive licensing agreement to manufacture and sell the new annuloplasty surgical repair system last October. Annuloplasty, which is approximately a $50 million a year worldwide market, is the surgical repair of the heart’s mitral and tricuspid valves.

•      Earlier this month, the company announced a three-year agreement with Premier Purchasing Partners, LP, the group purchasing division of Premier, Inc., for MedicalCV’s Omnicarbon mechanical heart valves, effective immediately. The Omnicarbon valve will be available to Premier’s nearly 1,500 member and affiliated hospitals at competitive terms and conditions.

•      The company continues to pursue FDA clearance of its pyrolytic carbon manufacturing process. The data accumulation is on track and the company anticipates receiving FDA approval in 2004.

Liquidity and Financing

In early April 2003, the company completed the sale-leaseback of its headquarters and manufacturing facility in Inver Grove Heights, Minnesota. The facility was sold to PKM Properties, LLC, an entity owned by one of the company’s directors, and was simultaneously leased back for 10 years with options for additional years. Under the terms of the sale transaction, MedicalCV received proceeds totaling $3.5 million consisting of $1 million in cash, and PKM assumed the entire $2.5 million balance of the company’s outstanding bank debt. Of the $1.0 million cash received, $300,000 was required to be used to pay down the bridge loan. In addition, approximately $340,000 of additional obligations of the company were assumed by PKM which will be paid by the company as part of the leaseback arrangement. As of April 30, 2003, the company had borrowed $943,333 under the previously announced discretionary credit agreement with PKM.

MedicalCV is seeking $2.5 to $5 million of new permanent financing to fund operations and working capital requirements, acquire new products and refinance the bridge debt. There can be no assurance that the company will be able to obtain the required financing.

Outlook

MedicalCV anticipates further increases in net sales and gross margin in the first quarter of fiscal year 2004. The company expects cumulative net losses to continue through fiscal year 2004, as it builds market share for the Omnicarbon heart valve in the United States, and internationally maintains a strong sales organization to support worldwide growth. MedicalCV believes the developing world, particularly China, offers substantial opportunities for both revenues and profitable margin growth.

Conference Call

MedicalCV, Inc. will host a conference call to discuss its 2003 fourth-quarter and full-year earnings on Thursday, June 12, at 4 p.m. CT (5 p.m. ET). Blair Mowery, president and chief executive officer, and Jules Fisher, chief financial officer, will discuss the company’s results, as well as provide a business update. To access the live conference call, dial (303) 205-0066 at least 10 minutes prior to the call. For those unable to listen to the live conference call, an audio replay also will be available beginning at 6 p.m. CT, Thursday, June 12, through 5 p.m. CT, Monday, June 16. To access the replay, dial (303) 590-3000 and enter passcode 541775.

About MedicalCV

MedicalCV, Inc. is a Minnesota-based heart valve manufacturer with a fully integrated manufacturing facility, where it designs, tests and manufactures all of its products. In July 2001, the U.S. Food and Drug Administration gave premarket approval for the Omnicarbon valve, based on 18 years of excellent clinical results in Europe, Japan and Canada, without requiring additional U.S. clinical trials. To date, more than 35,000 Omnicarbon valves have been implanted in patients in more than 30 countries. For more information on the company, visit its Web site at www.medcvinc.com or call (651) 452–3000.

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to expectations regarding increases in net sales and gross margin and other matters. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: our ability to fund our significant capital needs; market acceptance in the U.S. of our Omnicarbon 3000 heart valve; potential reductions in heart valve pricing by our competitors; the costs of licensing and acquiring new products and technologies; the time and costs involved in obtaining regulatory clearance for our Omnicarbon 4000 heart valve; competing technological and market developments; physician acceptance of our heart valves; dependence upon governmental reimbursements and third party suppliers; and the strength of the mechanical heart valve market. For more detailed information about these risks and uncertainties, please review our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2002, and Form 10-QSB for the quarter ended January 31, 2003.

These events and uncertainties are difficult or impossible to predict accurately and many are beyond our control. We assume no obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect events or uncertainties after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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MedicalCV, Inc.

Consolidated Statement of Operations

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2003	2002	2003	2002
Net sales	$1,023,835	$774,722	$3,135,041	$2,982,198
Cost of goods sold	422,564	573,176	1,715,402	2,109,453
Gross profit	601,271	201,546	1,419,639	872,745
Operating expenses:
Sales and marketing	711,871	577,137	2,864,747	2,089,104
General and administrative	574,599	505,188	2,210,932	1,817,159
Engineering and regulatory	176,965	197,143	876,686	779,038
Total operating expenses	1,463,435	1,279,469	5,952,365	4,685,301
Loss from operations	(862,164)	(1,077,923)	(4,532,726)	(3,812,556)
Other (expense) income:
Interest expense	(58,799)	(66,462)	(182,801)	(241,197)
Interest income	1	14,427	12,705	47,414
Loss from early extinguishment of Bridge Notes		(335,410)		(355,410)
Other income	2,663	10,141	35,113	44,084
Total other expense	(56,135)	(377,305)	(134,983)	(485,109)

Net loss	$(918,299)	$(1,455,227)	$(4,667,709)	$(4,297,665)
Basic and diluted net loss per share	$(.12)	$(.20)	$(.60)	$(.62)

Shares used in computing basic and diluted net loss per share	7,843,834	7,843,834	7,843,834	6,980,820

MEDICALCV, INC.

Consolidated Balance Sheet

	April 30, 2003	April 30, 2002
ASSETS
Current assets:
Cash and cash equivalents	$184,227	$2,781,675
Trade and accounts receivable, net	1,472,995	1,258,616
Inventories	2,782,613	2,322,535
Prepaid expenses and other assets	183,856	78,993
Total current assets	4,623,691	6,441,819

Property, plant and equipment, net	1,368,240	1,575,153
Deferred financing costs, net	62,989	72,860
Other assets		1,394
Total assets	$6,054,920	$8,091,226

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current portion of long-term debt	$	$2,542,460
Short-term debt with related party	943,333
Current portion of capital lease obligations	42,069	59,854
Current portion of related party lease obligation	273,843
Accounts payable	895,405	589,520
Accrued expenses	813,539	491,760
Total current liabilities	2,968,189	3,683,594

Long-term debt, less current portion		339,523
Capital lease obligations, less current portion		42,069
Related party lease obligation, less current portion	3,472,661
Total liabilities	6,440,850	4,065,186

Shareholders’ (deficit) equity:
Common stock; $.01 par value; 95,000,000 shares authorized; 7,843,834 shares issued and outstanding	78,438	78,438
Additional paid-in capital	16,613,337	16,362,050
Deferred stock-based compensation	(4,610)	(9,062)
Accumulated deficit	(17,073,095)	(12,405,386)
Total shareholders’ (deficit) equity	(385,930)	4,026,040
Total liabilities and shareholders’ (deficit) equity	$6,054,920	$8,091,226

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